Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in the Form 40-F of Crew Gold Corporation of our report, dated March 30, 2007 (except for note 24, which is as of December 19, 2007) relating to our audit of the consolidated financial statements of the Company for the period ended December 31, 2006.

PricewaterhouseCoopers LLP

Vancouver, British Columbia

December 19, 2007